Exhibit 99.1

For Internal Company Use Only	Published June 29, 2022

Employee Frequently Asked Questions (FAQ) on Transaction Equity

1.	Will there be accelerated vesting of equity grants?

a.

Unvested RSUs and stock options that are subject only to a service/time-based vesting condition will become fully vested at closing and be eligible to receive the merger consideration. The merger consideration is $10 per share, as well as one contingent value right (CVR) per share.

2.	How will RSUs be treated (vested & unvested)?

a.

All time-based RSUs, including the unvested RSUs that become fully vested as described above, will be automatically cancelled in exchange for the right to receive the cash merger consideration in the transaction ($10 for each share subject to an RSU), as well as one contingent value right (CVR) for each share subject to the RSU.

i.

For example, if you hold an outstanding and unvested RSU award covering 1,000 shares, the RSUs will fully vest and you will receive cash consideration (before applicable tax withholding) equal to $10 *1,000 shares = $10,000. You will also receive 1,000 CVRs.

3.	How will stock option grants be treated (vested & unvested)?

a.

All “in-the-money stock options”, which are those stock options with an exercise price per share less than $10, will be automatically cancelled in exchange for the right to receive the cash merger consideration in the transaction ($10 per share), less the applicable exercise price per share of the option, as well as one CVR for each share subject to the option.

i.

For example, if you hold an outstanding and unvested stock option in respect of 10,000 shares at a strike price of $7, the stock option will fully vest and you will receive cash consideration (before applicable tax withholding) equal to $30,000 ($10 cash consideration – $7 exercise price = $3 in spread value, multiplied by 10,000 shares). You will also receive 10,000 CVRs.

For Internal Company Use Only	Published June 29, 2022

b.	All “out-of-the-money options”, which are those stock options with an exercise price equal to or greater than $10, will be automatically cancelled for no consideration in the transaction.

4.	What is the impact, if any, on participation in the ESPP?

a.

Employees who are currently participating in the ESPP are still able to purchase stock through the plan as elected. However, the rate of payroll contributions cannot be increased and separate non-payroll contributions to the plan cannot be made. Individuals not currently participating in the ESPP cannot commence participation.

5.	If I am currently enrolled in the program and having deductions from my paycheck, what will happen to those funds?

a.

The funds will be used to purchase shares. The closing date for purchase will be the earlier of a date no later than 5 business days prior to the closing date of the transaction or August 26, which is the end of the current offering period. The purchased shares will be treated in the same manner as all other shares in the transaction, including the right to receive the cash merger consideration and CVR merger consideration.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer (the “Offer”) for the outstanding shares of Radius Health, Inc. (the “Company”) referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Ginger Acquisition, Inc., a Delaware corporation (“Parent”), and Ginger Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), will file with the Securities and Exchange Commission (the “SEC”). At the time the Offer is commenced, Parent and its acquisition subsidiary will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. Holders of the Company’s shares can obtain these documents free of charge when they are filed from the SEC’s website at www.sec.gov or on the Company’s website at www.radiuspharm.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements, including the ability of the parties to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction and statements about potential benefits of the transaction for the Company. These statements are neither promises nor guarantees, and are subject to known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of the Company’s shares will be tendered in the tender offer; the possibility that various conditions to the consummation of the offer and the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on the Company’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; the risks related to non-achievement of the CVR milestone and that holders of the CVRs will not receive payments in respect of the CVRs; the adverse impact the ongoing COVID-19 pandemic is having and is expected to continue to have on the Company’s business, financial condition and results of operations, including the Company’s commercial operations and sales, clinical trials, preclinical studies, and employees; quarterly fluctuation in our financial results; the Company’s dependence on the success of TYMLOS, and the Company’s inability to ensure that TYMLOS will obtain regulatory approval outside the U.S. or be successfully commercialized in any market in which it is approved; risks related to manufacturing, supply and distribution; and the risk of litigation or other challenges regarding the Company’s intellectual property rights. These and other important risks and uncertainties discussed in the Company’s filings with the SEC, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2021, and subsequent filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.